CONFIDENTIAL

Exhibit 10.4

FORM OF STOCK PURCHASE AGREEMENT
dated February 7, 2018
by and between
California Resources Corporation
and
[PURCHASER]

-i-

Exhibit A    Form of Restrictive Legend

-ii-

FORM OF STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 7th day of February, 2018, by and between California Resources Corporation, a Delaware corporation (the “Company”), and [PURCHASER] (the “Purchaser”). The signatories to this Agreement are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, in a private placement transaction, the Purchased Shares (as defined below), at a price per share of $21.3274 (the “Per-Share Purchase Price”), which aggregate proceeds will be used by the Company for general corporate purposes, which may include repaying outstanding indebtedness, funding capital expenditures and acquisitions.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows, each intending to be legally bound:
ARTICLE I
GENERAL
Section 1.01.    Defined Terms. As used herein:
(a)    “Affiliate” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.
(b)    “Aggregate Purchase Price” means the Per-Share Purchase Price multiplied by the number of Purchased Shares sold pursuant to this Agreement.
(c)    “Agreement” has the meaning set forth in the Preamble.
(d)    “Applicable Date” has the meaning set forth in Section 3.12 hereto.
(e)    “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in Los Angeles, California are authorized or required by law or executive order to close.
(f)    “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
(g)    “Closing” has the meaning set forth in Section 2.02(a) hereto.
(h)    “Closing Date” has the meaning set forth in Section 2.02(a) hereto.

(i)    “Common Stock” means the common stock, par value $0.01 per share, of the Company.
(j)    “Company” has the meaning set forth in the Preamble.
(k)    “Company Entities” means the Company and the Company’s Subsidiaries.
(l)    “Company Indemnitees” has the meaning set forth in Section 5.01(b) hereto.
(m)    “Company LTIP” has the meaning set forth in Section 3.07(a).
(n)    “Company Reports” has the meaning set forth in Section 3.12 hereto.
(o)    “Contract” means any written contract, agreement, understanding, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, joint venture agreement, joint operating agreement, lease, mortgage, franchise, license, commitment, letter of credit, guaranty, surety or any other binding arrangement.
(p)    “Elk Hills Transaction Documents” means, collectively, (i) the Contribution and Unit Purchase Agreement by and among Elk Hills Power, LLC, California Resources Elk Hills, LLC, ECR Corporate Holdings L.P. and, solely for purposes of Section 7.14, California Resources Corporation, (ii) the New LLC Agreement, and (iii) the other ancillary documents executed in connection with those agreements, all dated as of the date hereof.
(q)    “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
(r)    “Environmental Laws” means the common law and all federal, state, local and foreign Laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or occupational health and workplace safety (only to the extent relating to occupational exposures to Hazardous Materials), including without limitation, those relating to (i) the Release or threatened Release of Hazardous Materials; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Hazardous Materials.
(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
(t)    “FERC” means the Federal Energy Regulatory Commission.
(u)    “FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder.

(v)    “Fraud” means fraud involving a knowing and willful misrepresentation or concealment of a fact or willful misconduct in connection with the making of any representation contained in this Agreement.
(w)    “Freely Tradable” means, with respect to any security, that such security (i) is eligible to be sold by the holder thereof, without the application of any volume or manner of sale restrictions, pursuant to Rule 144, (ii) bears no legends restricting the transfer thereof (other than legends which would be subject to prompt removal pursuant to Section 6.08), and (iii) bears an unrestricted CUSIP number (if held in global form).
(x)    “GAAP” means generally accepted accounting principles in the United States.
(y)    “Governmental Authority” means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, arbitrators, commissions, boards, bureaus, ministries, agencies or other instrumentalities.
(z)    “Hazardous Material” means any material, substance, chemical, pollutant, contaminant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous or toxic, or that is classified or regulated as such under Environmental Laws and any other substance that could reasonably be expected to give rise to liability under Environmental Laws.
(aa)    “Indemnified Party” has the meaning set forth in Section 5.02(a) hereto.
(bb)    “Indemnifying Party” has the meaning set forth in Section 5.02(a) hereto.
(cc)    “Laws” means all laws, statutes, constitutions, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.
(dd)    “Lien” means any lien, pledge, condemnation award, claim, restriction, charge, security interest, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.
(ee)    “Losses” has the meaning set forth in Section 5.01(a) hereto.
(ff)    “Material Adverse Effect” means any result, occurrence, change, event, condition, circumstance or effect of any of the forgoing (whether foreseeable or not) that, individually or in the aggregate with any such other result, occurrence, change, event, condition, circumstance or effect, has, or is reasonably expected to have, a material adverse effect on (i) the condition (financial or otherwise), or results of operations, stockholders’ equity or properties of the Company Entities taken as a whole or (ii) the ability of the Company Entities to perform their obligations under or consummate the Transactions; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (i) or (ii) to the extent such result, occurrence, change, event, condition, circumstance or effect results from: (A) general changes in economic, financial market or regulatory conditions, (B) any outbreak of hostilities or war, acts of terrorism or natural disasters, in each case in the United States or elsewhere, (C) a general deterioration in the economic conditions prevalent in the oil and natural gas industry or exploration and production companies, (D) changes in oil and natural gas prices, including changes in price differentials, (E) changes in other commodity prices, (F) any change of Law or changes to GAAP or interpretations thereof, (G) any decline in the market price, or change in trading volume, of the Common Stock of the Company, (H) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures, (I) the announcement of this Agreement or the Transactions or (J) the performance of this Agreement, compliance with the covenants set forth herein or consummation of the Transactions; provided further, that clauses (A), (B) and (C) above apply only to the extent that such result, occurrence, change, event, condition, circumstance or effect has not had, and would not reasonably be expected to have, a disproportionate effect on the Company Entities taken as a whole relative to other participants in the oil and gas industry or exploration and production companies or businesses.
(gg)    “New LLC Agreement” means the Second Amended Restated Limited Liability Company Agreement by and between California Resources Elk Hills, LLC and ECR Corporate Holdings L.P., dated as of the date hereof.
(hh)    “Party” has the meaning set forth in the Preamble.
(ii)    “Permit” means any permit, license, franchise, registration, certificate, exception, authorizations, consent, approval or other similar action by any Governmental Authority.
(jj)    “Per-Share Purchase Price” has the meaning set forth in the Recitals.
(kk)    “Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
(ll)    “PUHCA” means the Public Utility Holding Company Act of 2005, including the regulations of FERC thereunder.
(mm)    “Purchased Shares” means the [●] shares of Common Stock purchased pursuant to this Agreement.
(nn)    “Purchaser” has the meaning set forth in the Preamble.
(oo)    “Purchaser Indemnitees” has the meaning set forth in Section 5.01(a) hereto.
(pp)    “QF” means a “qualifying cogeneration facility” within the meaning of 16 U.S.C. § 796 and the regulations of the FERC thereunder, including 18 C.F.R. § 292.205, with all of the exemptions from regulation set forth in 18 C.F.R. Part 292 Subpart F (but for the exemption from Sections 205 and 206 of the FPA).
(qq)    “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.
(rr)    “SEC” means the United States Securities and Exchange Commission.

(ss)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
(tt)    “Subsidiary” of any Person means a corporation, limited liability company, partnership, joint venture or other entity of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s Subsidiaries; or (iii) at least 50% of the equity interests is controlled by such party.
(uu)    “Tax” or “Taxes” means any and all taxes and other similar charges, assessments or fees imposed by any Governmental Authority, including all federal, state, local and foreign income, profits, gross receipts, goods and services, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, documentary, leasing, lease, user, excise, duty, franchise, capital, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, production, estimated, or other similar tax of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, whether disputed or not.
(vv)    “Tax Benefit” has the meaning set forth in Section 5.03(c) hereto.
(ww)    “Transactions” means the transactions contemplated by this Agreement.
(xx)    “Transfer Agent” initially means American Stock Transfer & Trust Company, the Company’s duly appointed transfer agent for the Common Stock.
ARTICLE II
PURCHASE AND SALE OF SECURITIES
Section 2.01.    Purchase and Sale of Purchased Shares. Subject to the terms and conditions herein set forth, the Company agrees to issue, sell and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, at the Closing, the Purchased Shares for the Aggregate Purchase Price as set forth herein.
Section 2.02.    Closing.
(a)    The closing of the sale of the Purchased Shares to the Purchaser (the “Closing”) shall, unless otherwise agreed to by the Parties, take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California 90067 or at such other place as the Parties shall mutually agree, at 8:00 A.M. Pacific Time, on the date hereof (such date, the “Closing Date”).

(b)    At the Closing, (i) the Company shall (or shall cause the Transfer Agent to) (A) record in its stock transfer books the Purchased Shares purchased by the Purchaser, registered in the Purchaser’s name, free and clear of any Liens (other than those created by or in favor of the Purchaser, transfer restrictions under the certificate of incorporation and bylaws of the Company and applicable federal and state securities laws), and (B) deliver to the Purchaser a notice from the Transfer Agent evidencing the issuance of the Purchased Shares, and (ii) the Purchaser will, by wire transfer of immediately available funds, transfer to an account or accounts designated in advance by the Company the Aggregate Purchase Price.
Section 2.03.    Deliveries at Closing.
(a)    Deliveries of the Company. At the Closing, the Company will deliver, or cause to be delivered, to the Purchaser:
(i)    an opinion of Sullivan & Cromwell LLP, counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Purchaser; and
(ii)    evidence that the Company has submitted a subsequent listing application seeking the authorization of the New York Stock Exchange for the listing of the Purchased Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchaser as follows as of the date of this Agreement:
Section 3.01.    Organization; Existence and Qualification. Each of the Company Entities is duly organized and is validly existing and in good standing under the Laws of the state of its formation, is duly qualified to do business and is in good standing in each jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02.    Power. Each Company Entity has the requisite power and authority to own, lease or hold its properties and carry on its business as currently conducted and as proposed to be conducted and, in the case of the Company, to enter into this Agreement and to consummate the Transactions.
Section 3.03.    Authorization and Enforceability.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company.
(b)    (i) This Agreement has been duly executed and delivered by the Company and (ii) this Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except, in the case of clause (ii), as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.04.    No Violation. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions will not, with or without notice or the passage of time or both: (a) violate any provision of the organizational documents of any of the Company Entities; (b) violate or breach the terms of, result in a default under, result in the creation of any Lien, or give rise to any right of termination, cancellation, forfeiture, suspension, adverse modification, or acceleration under (x) any note, bond, mortgage, indenture or credit agreement to which any Company Entity is a party and (y) any other Contract to which any Company Entity is a party or by which it is bound or to which any of its assets are subject; (c) violate any judgment, order, ruling, regulation or decree applicable to the Company Entities or any of their properties or assets; or (d) violate any Law applicable to the Company Entities or any of their properties or assets, except for matters described in clauses (b), (c) or (d) above which would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar agreement or plan.
Section 3.05.    Brokers’ Fees. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 3.06.    Consents, Approvals or Waivers. The execution, delivery and performance by the Company of this Agreement (including the authorization, issuance and delivery of the Purchased Shares) will not be subject to or require any consent, approval, authorization, or waiver from, or any registration or filing with or notification to, any person (including any Governmental Authority) except for (i) filings required by federal and state securities Laws, (ii) the approval for listing on the NYSE of the Purchased Shares; and (iii) such consents as have been obtained or where the failure of the Company to obtain or make any such consent, approval, authorization, order, filing or registration would not reasonably be expected to have a Material Adverse Effect.
Section 3.07.    Capitalization and Authorization of Purchased Shares.
(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which as of the date hereof, 42,901,946 are issued and outstanding, including 933,189 shares issued with respect to restricted stock awards granted under the California Resources Corporation Long-Term Incentive Plan (the “Company LTIP”), 1,111,809 shares are reserved for issuance in connection with future grants of awards under the Company LTIP, 1,104,753 shares are reserved for issuance with respect to outstanding stock options issued under the Company LTIP, 1,035,195 shares are reserved for issuance with respect to outstanding restricted stock units issued under the Company LTIP, 515,054 shares are reserved for issuance with respect to outstanding performance share units granted under the Company LTIP (assuming achievement of performance at the maximum level), and 306,154 shares are reserved for issuance under the Company’s 2014 Employee Stock Purchase Plan, as amended and (ii) 20,000,000 shares of preferred stock, $0.01 par value, of which as of the date hereof, none are issued and outstanding. Such issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. Such issued and outstanding shares were not issued in violation of and are not subject to any preemptive rights, resale rights, rights of first refusal or similar rights.
(b)    The Purchased Shares have been duly authorized for issuance and sale to the Purchaser pursuant to the terms of this Agreement and, when issued and delivered by the Company to the Purchaser pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and will be free and clear of all Liens (other than those created by or in favor of the Purchaser, transfer restrictions under the certificate of incorporation and bylaws of the Company and applicable federal and state securities laws). The Purchased Shares will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights.
(c)    Other than as set forth in the Company Reports (as defined below), under the New LLC Agreement or Section 3.07(a), (i) there are no outstanding rights (including preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any Company Entity (including securities convertible into equity interests), or any Contract of any kind granting any rights to the issuance of any equity interest of any Company Entity, any such convertible or exchangeable securities or any such rights, warrants or options, (ii) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any equity interests in any Company Entity on any matter submitted to the holders or any class thereof and (iii) no Company Entity has any obligation to purchase, redeem or otherwise acquire any equity interests or to pay any dividend or make any other distribution in respect thereof.
Section 3.08.    No Registration Rights. As of the date hereof, except for the Registration Rights Agreement to be entered into as of the date hereof between the Company and the purchasers party thereto and the New LLC Agreement, there are no contracts, agreements or understandings, between any of the Company Entities and any Person granting such Person the right to require any Company Entity to file a registration statement under the Securities Act with respect to any securities of any Company Entity owned or to be owned by such Person or to require any Company Entity to include such securities in any securities being registered pursuant to any registration statement filed by any Company Entity under the Securities Act.
Section 3.09.    No General Solicitation; Offering Exemption.
(a)    None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), has, directly or through an agent, (i) engaged in any form of general solicitation or general advertising in connection with the offering of the Purchased Shares (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) at any time within the past six months, made any offer or sale of any security or any solicitation of any offer to buy any security under circumstances that would (A) eliminate the availability of the exemption from registration under Regulation D of the Securities Act in connection with the offering and sale of the Purchased Shares as contemplated by this Agreement or (B) cause the offering and sale of the Purchased Shares pursuant to this Agreement to be integrated with any prior offerings by the Company for purposes of any applicable law. The Company has not entered into any contractual arrangement with respect to the sale of the Purchased Shares except for this Agreement.
(b)    Assuming the accuracy of the representations of the Purchaser set forth in Section 4.07, the sale and issuance of the Purchased Shares are exempt from registration under the Securities Act, and such sale and issuance is also exempt from registration under applicable state securities and “blue sky” laws. The Company has taken, or will take, all action necessary to be taken to comply with such state securities or “blue sky” laws; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.
Section 3.10.    Listing and Maintenance Requirements.     The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on The New York Stock Exchange, and the Company has taken no action designed to, or which to the knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The New York Stock Exchange, nor, other than as disclosed in the Company Reports, has the Company received as of the date of this Agreement any notification that the SEC or The New York Stock Exchange is contemplating terminating such registration or listing.
Section 3.11.    Compliance with Laws.
(a)    Except as otherwise disclosed in the Company Reports, each of the Company Entities possesses such valid and current certificates, authorizations or Permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to own, lease and operate its properties and to conduct its business, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such certificate, authorization or Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.
(b)    The Company Entities have filed all necessary federal, state, local and foreign tax returns or have properly requested extensions thereof, and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12.    Company Reports; Financial Statements.
(a)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished to the SEC since the Applicable Date, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(b)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated and combined statements of operations, comprehensive income, equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), and in each case were prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto. KPMG LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
Section 3.13.    Accounting and Disclosure Controls.
(a)    The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with the authorizations of management and the directors of the Company; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a Material Adverse Effect on the Company’s financial statements; and (iv) provide reasonable assurance that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Company Reports fairly presents the required information in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.
(b)    The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of the Company’s most recently completed fiscal quarter.
Section 3.14.    Compliance with and Liability Under; Environmental Laws.
(a)    Except as otherwise disclosed in the Company Reports or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each of the Company Entities and their respective operations and facilities are in compliance with all applicable Environmental Laws; (ii) each of the Company Entities holds and is in compliance with all Permits, licenses or other governmental authorizations or approvals required for their operations under Environmental Laws; (iii) none of the Company Entities has received any written communication from a Governmental Authority or third party alleging that any of the Company Entities is in violation of, or liable under, any Environmental Law; (iv) there are no claims, demands, actions or proceedings by a Governmental Authority or third party alleging a violation of, or liability under, applicable Environmental Laws that are pending or, to the Company’s knowledge, threatened against the Company Entities; (v) none of the Company Entities has received any written notice asserting an alleged liability or obligation under any Environmental Law, including without limitation, CERCLA, or any comparable state Laws, with respect to a site or facility requiring investigation, response or other corrective action; and (vi) there has been no Release or, to the Company’s knowledge, threatened Release of Hazardous Materials at, on, under or from any of the Company Entities’ properties or, to the Company’s knowledge, any other location, that reasonably could be expected to give rise to any liability, or any remedial or corrective action obligations under any Environmental Law.
(b)    In the ordinary course of its business, the Company Entities assess the effect of Environmental Laws on their business, operations and properties, and they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties, compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities, and any potential liabilities to third parties under Environmental Laws).

Section 3.15.    Investment Company Status. The Company is not, and after giving effect to the issuance and sale of the Purchased Shares and the application of the proceeds therefrom as described herein will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.
Section 3.16.    Absence of Certain Changes.     Since September 30, 2017, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practices (other than in connection with this Agreement and the Elk Hills Transaction Documents), and there has not been any change with respect to any circumstance, occurrence or development, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.17.    Litigation and Liabilities.
(a)    Except as otherwise disclosed in the Company Reports, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened (i) against or affecting any of the Company Entities or (ii) which have, as the subject thereof, any property owned or leased by any of the Company Entities, which such action, suit or proceeding, in either (i) or (ii), if determined adversely to the applicable Company Entity, would reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement or (iii) that are required to be described in the Company Reports and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Company Reports that are not so described or filed as required.
(b)    No material labor dispute with the employees of any of the Company Entities exists, or, to the knowledge of the Company, is imminent, except as described in the Company Reports.
Section 3.18.    Energy Regulatory Matters. Every direct and indirect “subsidiary company” (as defined in PUHCA) of the Company that is an “electric utility” or a “public utility” (as those terms are defined under the FPA) is the owner of a QF. The Company is not itself a “public utility” under the FPA. Each QF that is an “affiliate” (as that term is defined under PUHCA) of the Company is in compliance with, or has received a waiver from FERC with respect to, all of the material requirements of the FERC applicable to a QF. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not require the approval or authorization of the FERC under Section 203(a)(1) of the FPA, provided, however, that following such consummation, any “affiliate” (as that term is defined under PUHCA) of the Company that is a QF, or that holds any authorization or has filed any tariff with the FERC under 18 C.F.R. Part 35 Subpart H of the FERC’s regulations must submit to FERC such notices and reports as the regulations of the FERC then require. The Company is not subject to regulation by FERC as a “Natural Gas Company,” as that term is defined under the Natural Gas Act, as amended. The Company is not subject to regulation as a “public utility” under the California Public Utilities Code. As of the date hereof, to the knowledge of the Company, the Company is not the subject of any actual, pending, or threatened proceeding, investigation, data request, summons, subpoena, or notice under any of 18 C.F.R. Part 1b, Part 1c, Part 33, Part 35, or Part 292. Notwithstanding the foregoing, for so long as any Purchased Shares are owned by the Purchaser, the Company shall promptly advise the Purchaser of any actual, pending, or threatened loss of the status as a QF, or ineligibility for status as a QF, of any electric generating facility that is directly or indirectly owned, controlled or operated by the Company or any Subsidiary of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Company as follows as of the date of this Agreement:
Section 4.01.    Organization, Existence and Qualification. The Purchaser is an entity that has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization.
Section 4.02.    Power. The Purchaser has the requisite power and authority to enter into and perform this Agreement and to consummate the Transactions.
Section 4.03.    Authorization and Enforceability. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.04.    Brokers’ Fees. There is no broker or finder or other Person engaged by the Purchaser who would have any valid claim through the Purchaser against the Company for any commission or brokerage fee or other similar payment in connection with this Agreement or the Transactions as a result of any agreement of or action taken by the Purchaser.
Section 4.05.    No Violation. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the Transactions will not, with or without notice or the passage of time or both: (a) violate any provision of the organizational documents of the Purchaser; (b) conflict with or violate or breach the terms of, result in a default under, result in the creation of any Lien under, or give rise to any right of termination, cancellation, forfeiture, suspension, adverse modification, or acceleration under any note, bond, mortgage, indenture, credit agreement or other Contract to which the Purchaser is a party or by which it is bound; (c) violate any judgment, order, ruling, regulation or decree applicable to the Purchaser as a party in interest; or (d) violate any Law applicable to the Purchaser or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not have a material adverse effect on the ability of the Purchaser to consummate the Transactions.

Section 4.06.    Consents, Approvals or Waivers. All consents, approvals, authorizations or waivers from, and any registrations or filings with or notifications to, any Governmental Authority required on the part of the Purchaser in connection with the Purchaser’s execution, delivery or performance of this Agreement and the consummation of the Transactions contemplated therein have been obtained and are effective as of the date hereof.
Section 4.07.    Investment Intent. The Purchaser understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. The Purchaser is acquiring the Purchased Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Purchased Shares or any part thereof, has no present intention of distributing any of such Purchased Shares and has no arrangement or understanding with any other Persons regarding the distribution of such Purchased Shares in any transaction in violation of the applicable federal and state securities laws in the United States (this representation and warranty not limiting the Purchaser’s right to sell or otherwise dispose of the Purchased Shares in compliance with applicable federal and state securities laws in the United States and in compliance with other agreed restrictions). The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares. Such Purchaser understands and acknowledges that the Purchased Shares are subject to certain resale restrictions under applicable securities laws. The Purchaser also acknowledges that it has been advised to consult its own legal advisers with respect to applicable resale restrictions and that it is solely responsible for complying with such restrictions (and that, without limiting the representations and warranties made by the Company in this Agreement, the Company is not in any manner responsible for ensuring compliance by the Purchaser with such restrictions).
Section 4.08.    Purchaser Status. (A) At the time the Purchaser was offered the Purchased Shares, it was, and at the date hereof, it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. (B) The Purchaser is not itself a “public utility” under the FPA. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions do not require the approval or authorization of the FERC under Section 203(a)(2) of the FPA provided, however, that following such consummation, any “affiliate” (as that term is defined under PUHCA) of the Purchaser that holds any authorization or has filed any tariff with the FERC under 18 C.F.R. Part 35 Subpart H of the FERC’s regulations must submit to FERC such notices and reports as the regulations of the FERC then require. The Purchaser is not subject to regulation by FERC as a “Natural Gas Company,” as that term is defined under the Natural Gas Act, as amended. As of the date hereof, to the knowledge of the Purchaser, the Purchaser is not the subject of any actual, pending, or threatened proceeding, investigation, data request, summons, subpoena, or notice under any of 18 C.F.R. Part 1b, Part 1c, Part 33, Part 35, or Part 292.
Section 4.09.    Legends. The Purchaser understands that, until such time as the Purchased Shares have been registered pursuant to the provisions of the Securities Act, or the Purchased Shares are otherwise eligible for resale under the Securities Act (including pursuant to Rule 144 promulgated thereunder) without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Shares will bear a restrictive legend as set forth in Exhibit A.
Section 4.10.    Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.
Section 4.11.    Access to Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Company Entities and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the purchase of the Purchased Shares; and (iv) the opportunity to ask questions of management. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in this Agreement. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Purchased Shares.
Section 4.12.    Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase the Purchased Shares pursuant to this Agreement, and the Purchaser confirms that it has not relied on the advice of any other Person’s business and/or legal counsel in making such decision. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Purchased Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.
Section 4.13.    No Reliance. The Purchaser has not relied on any representation or warranty in connection with the purchase of the Purchased Shares other than those contained in this Agreement.
ARTICLE V
INDEMNIFICATION
Section 5.01.    Indemnification.
(a)    The Company will indemnify, defend and hold harmless the Purchaser and its

Affiliates and their respective officers, directors, managers, agents, representatives, employees, Subsidiaries, partners, equityholders, members, controlling persons and their respective successors and assignees (collectively, the “Purchaser Indemnitees”) to the fullest extent permitted by Law from and against any and all claims, proceedings (including administrative, judicial or regulatory proceedings), losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties, reasonable costs of investigation and reasonable fees, disbursements and other charges of counsel) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any breach, violation or inaccuracy by the Company (i) of any representation or warranty made by the Company in this Agreement; or (ii) of any covenant or agreement of the Company contained in this Agreement.
(b)    The Purchaser will indemnify, defend and hold harmless the Company, its officers, directors, managers, agents, representatives, employees and Subsidiaries and their respective successors and assignees (collectively, the “Company Indemnitees”), to the fullest extent permitted by Law from and against any and all Losses based upon, arising out of or otherwise in respect of any breach, violation or inaccuracy by the Purchaser (i) of any representation or warranty made by the Purchaser in this Agreement; or (ii) of any covenant or agreement of the Purchaser contained in this Agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, this Section 5.01 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article III, and Article IV, except in the case of Fraud and for claims of injunctive relief in accordance with Section 6.20.
Section 5.02.    Indemnification Procedures.
(a)    As promptly as possible after receipt by a Purchaser Indemnitee or Company Indemnitee (hereinafter the “Indemnified Party”) under this Article V of notice of the threat, assertion or commencement of any claim, action or proceeding, such Indemnified Party will, if a claim for indemnification in respect thereof is to be made under this Article V, notify the indemnitor hereunder (the “Indemnifying Party”) in writing of the commencement thereof; provided, however, that the failure to notify the Indemnifying Party promptly of the threat, assertion or commencement of any such claim, action or proceeding shall not relieve the Indemnifying Party of any liability to the Indemnified Party under this Article V except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    The Indemnifying Party shall have the right to participate in and, to the extent the Indemnifying Party desires, to assume at its expense the defense thereof with counsel reasonably satisfactory to the Indemnified Party. For so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of any claim, action or proceeding; provided, however, that if the defendants in any such claim, action or proceeding include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Article V, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, and the Indemnifying Party shall reimburse such Indemnified Party for the fees and expenses of one separate counsel that are reasonably related to the matters covered by the indemnity agreement provided in this Article V. For the avoidance of doubt, (i) the Company shall only be required to reimburse the fees and expenses of one separate counsel for all Purchaser Indemnitees pursuant to the foregoing proviso and (ii) the Purchaser Indemnitees shall only be required to reimburse the fees and expenses of one separate counsel for all Company Indemnitees pursuant to the foregoing proviso. Subject to the foregoing, an Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending proceeding unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.
Section 5.03.    Limitations.
(a)    The representations and warranties of the Parties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.07, Section 4.01, Section 4.02 and Section 4.03 shall survive for thirty days following the maximum period permitted by any applicable statute of limitations.
(b)    All other representations and warranties in Article III and Article IV shall survive the Closing for a period of twelve (12) months. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of expiration of the applicable survival period; provided, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to any breach of any representation, warranty, covenant, or agreement prior to its expiration date.
(c)    The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article V shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses (x) net of any collection costs, retrospective premium adjustments or experience based premium adjustments, (y) excluding any such proceeds in circumstances where the Indemnified Party is required to pay such proceeds over to a third Person pursuant to subrogation arrangements or otherwise and (z) excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates and (ii) any Tax Benefit inuring to the Indemnified Party on account of such Losses. For purposes hereof, “Tax Benefit” means any refund of Taxes actually received or reduction in the amount of Taxes actually paid by (A) the Indemnified Party or (B) in the event the Indemnified Party is treated as a partnership or disregarded entity or otherwise as a pass through entity for tax purposes, the direct or indirect owners of the Indemnified Party.
(d)    The maximum aggregate amount of indemnifiable Losses arising out of or resulting from the indemnification obligation enumerated in Section 5.01(a) that may be recovered from the

Company shall not exceed the Aggregate Purchase Price.
(e)    Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII for any consequential, punitive, special, exemplary, incidental or indirect damages, including lost profits.
Section 5.04.    Adjustment for Tax Purposes. Any payments made pursuant to this Article V shall constitute an adjustment of the consideration paid for the Purchased Shares for Tax purposes and shall be treated as such by the Parties on their tax returns to the extent permitted by Law.
ARTICLE VI
MISCELLANEOUS
Section 6.01.    Public Announcements. No Party shall make any press release or other public announcement regarding the existence of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not restrict disclosures by the Purchaser or the Company that are required by applicable securities or other Laws or by the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates.
Section 6.02.    Fees and Expenses. Subject to Section 7.13 of the Contribution and Unit Purchase Agreement dated as of the date hereof, each Party shall pay fees and expenses incurred by such Party in connection with the negotiation, documentation and diligence of, and the transactions contemplated by, this Agreement.
Section 6.03.    Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Purchased Shares or any other transaction that occurs pursuant to this Agreement shall be borne by the Company.
Section 6.04.    Further Assurances. The Company shall use its reasonable best efforts to promptly secure the listing of the Purchased Shares upon the New York Stock Exchange. The Company agrees to execute and deliver and the Purchaser agrees to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions.
Section 6.05.    Independent Investment. Except as may be otherwise disclosed by the Purchaser in any filings with the SEC under Section 13 and/or Section 16 of the Exchange Act, the Purchaser is acting independently with respect to its investment in, and related rights with respect to voting, holding or disposing of, the Purchased Shares purchased hereunder.
Section 6.06.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Facsimiles of signatures or signatures delivered in portable document format (.pdf) will be deemed to be originals.
Section 6.07.    Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing. Any such notice shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by electronic mail transmission, (b) one Business Day after being deposited with a next-day courier, postage prepaid, or (c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company, to:

California Resources Corporation 9200 Oakdale Avenue, 9th Floor Los Angeles, California 91311
Attn:	Michael L. Preston Executive Vice President, General Counsel and Corporate Secretary
Email:	Michael.Preston@crc.com

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067-1725
Attn:	Alison S. Ressler
Email:	resslera@sullcrom.com

If to any Purchaser, to:

[•]

With a copy to (which copy shall not constitute notice):

Clifford Chance US LLP 31 West 52nd Street New York, New York 10019
Attn:	Michael Sabin
Email:	michael.sabin@cliffordchance.com
Any Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
Section 6.08.    Removal of Legend. In connection with a sale of Purchased Shares by the Purchaser in reliance on Rule 144, the Purchaser or its broker shall deliver to the

Transfer Agent and the Company a broker representation letter providing to the Transfer Agent and the Company any information the Company deems necessary to determine that the sale of the Purchased Shares is made in compliance with Rule 144. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the notation of a restrictive legend in the Purchaser’s certificate or the book entry account maintained by the Transfer Agent, including the legend referred to in Section 4.09, and the Company shall bear all costs associated therewith. At such time as the Purchased Shares have been sold pursuant to an effective registration statement under the Securities Act or have been held by the Purchaser for more than six months if the Purchaser is not, and has not been in the preceding three months, an affiliate of the Company (as defined in Rule 144), if the book entry account or certificate for such Purchased Shares still bears the notation of the restrictive legend referred to in Section 4.09, the Company agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.09 from the Purchased Shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws. The Company shall cooperate with the Purchaser to effect the removal of the legend referred to in Section 4.09 at any time such legend is no longer appropriate.
Section 6.09.    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Purchased Shares to the public without registration, the Company agrees to use its reasonable best efforts to:
(a)    make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until all Purchased Shares held by the Purchaser are Freely Tradable;
(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the Closing Date until all Purchased Shares held by the Purchaser are Freely Tradeable;
(c)    until all Purchased Shares held by the Purchaser are Freely Tradeable, furnish to the Purchaser forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing the Purchaser to sell any such Purchased Shares without registration; and
(d)    take such further action as the Purchaser may reasonably request, all to the extent required from time to time to enable the Purchaser to sell Purchased Shares without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
Section 6.10.    Governing Law. This Agreement and all matters pertaining hereto, including matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction hereof, shall be governed and construed in accordance with the Laws of the State of Delaware, United States of America without regard to principles of conflicts of laws that would direct the application of the Laws of another jurisdiction. Any action referred to in this Section 6.10 shall be brought in the federal or state courts located within the State of Delaware. The Parties hereto hereby (a) irrevocably consent to the personal jurisdiction and venue of such courts, and (b) waive any claim (by way of motion, as a defense or otherwise) of improper venue, that such parties are not subject personally to the jurisdiction of such courts, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such courts. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 6.11.    Waiver of Jury Trial. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 6.12.    Captions; Headings. The Table of Contents and the captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 6.13.    Amendment. No amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provisions of this Agreement shall be effective unless signed by each of the Company and the Purchaser.
Section 6.14.    Waivers. Any failure by any Party to comply with any of its obligations or agreements herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 6.15.    Assignment; Successors and Assignees.
(a)    The Company may not assign or otherwise transfer all or any part of this Agreement, nor shall the Company delegate any of its rights or duties hereunder, without the prior written consent of the Purchaser and any transfer or delegation made without such consent shall be void.
(b)    The Purchaser may not assign or otherwise transfer all or any part of this Agreement, nor shall the Purchaser delegate any of its rights or duties hereunder, without the prior written consent of the Company and any transfer or delegation made without such consent shall be void.

(c)    On and after the Closing, subject to compliance with any restrictions on transfer imposed by the Securities Act and state securities and “blue sky” laws, the Purchaser may transfer the Purchased Shares to any Person.
(d)    Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 6.16.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 6.17.    Third Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Purchaser, the Company and their respective successors and permitted assigns to any claim, cause of action, remedy or right of any kind; provided, however, that the indemnification provisions of Article V shall inure to the benefit of the Indemnified Parties.
Section 6.18.    References; Exhibits.
(a)    In this Agreement, unless a clear contrary intention appears:
(i)    References to any gender includes a reference to all other genders;
(ii)    Reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(iii)    References to the singular includes the plural, and vice versa;
(iv)    Reference to any Article or Section means an Article or Section of this Agreement;
(v)    References to “days” are to calendar days;
(vi)    All references to money refer to the lawful currency of the United States;
(vii)    Reference to any Exhibit means an Exhibit to this Agreement, all of which are incorporated into and made a part of this Agreement;
(viii)    Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;
(ix)    The word “or” is not exclusive;

(x)    “Include” and “including” mean including, without limitation; and
(xi)    The “knowledge” of a Party means the actual knowledge of the executive officers of such Party, after internal inquiry of such Party’s personnel as such executive officers have deemed appropriate.
Section 6.19.    Construction. The Purchaser is capable of making such investigation, inspection, review and evaluation of the Purchased Shares as a prudent purchaser would deem appropriate under the circumstances. The Company and the Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of Law to the effect that any provision of this Agreement will be interpreted or construed against the Party whose counsel drafted that provision.
Section 6.20.    Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.20, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that it shall not object to the granting of an order of specific performance, an injunction or other equitable relief on the basis that there exists an adequate remedy at law.
Section 6.21.    Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the Transactions contemplated hereby is affected in any manner adverse to any Party or its equityholders. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties as closely as possible and to the end that the Transactions contemplated hereby shall be fulfilled to the maximum extent possible.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

COMPANY:

California Resources Corporation

By:
Name:
Title:

Signature Page to Stock Purchase Agreement

PURCHASER:

By:
Name:
Title:

Signature Page to Stock Purchase Agreement

EXHIBIT A
Restrictive Legend
“THE OFFER AND SALE OF THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.

Exhibit A to Stock Purchase Agreement